Exhibit 10.13

MARIADB CORPORATION AB

AMENDED AND RESTATED GLOBAL SHARE OPTION PLAN 2017 USA

Adopted by the Board on August 16, 2022

Approved by the Company’s stockholders on September 2, 2022

1	Definitions

For purposes of the Plan and Awards granted hereunder, the following defined terms shall have the following meanings:

“Board” means the board of the directors of the Company;

“Business Day” means a day which is not a Saturday, Sunday or other public holiday or, with respect to the payment of promissory notes, is not equated with a public holiday in Finland and Sweden;

“Change of Control” means (i) a transfer of all or substantially all the voting stock of the Company to a third party or third parties in a single transaction; (ii) a sale of all or substantially all of the assets of the Company in a single transaction; or (iii) a merger, reorganization or consolidation or other transaction in which the shareholders of the Company prior to the transaction would possess, after the transaction, less than 50% of the outstanding shares of the Company’s capital stock or less than 50% of the voting power of the outstanding shares of the Company’s capital stock, irrespective of the nature of the consideration received;

“Code” means the US Internal Revenue Code of 1986, as amended from time to time;

“Common Stock” means the Company’s common stock, with no par value per share;

“Company” means MariaDB Corporation Ab, formerly known as SkySQL Corporation Ab, Business ID FI 2344661-1, a limited company incorporated under the laws of Finland;

“Date of Grant” or “Grant Date” means the date on which an Option is granted;

“Eligible Employee” means an Eligible Participant who is an employee of a Participating Company, as determined under the Code.

“Eligible Participant” means any person designated by the Board who, on the Date of Grant, is an employee, consultant, member of the Board, or officer of a Participating Company; provided, however, grants to any independent contractor (including directors, consultants and advisors) must be to a natural person who provides bona fide services to a Participating Company, and (i) the services must not be in connection with the offer and sale of the Company’s securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities and (ii) the grant of an Award does not cause the Company to lose the ability to make grants under this Plan in reliance on Rule 701 of the Securities Act;

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time;

“Exercise Condition” means any condition related to the exercise of an Option;

“Exercise Price” means the amount payable for each Share, expressed in EUR, or any other currency determined by the Board;

“Fair Market Value” means the per share fair market value of the Common Stock as established in good faith by the Board. In general, if the Common Stock is listed on an established stock exchange or national market system, the Board will use either the mean between the high and low sales prices of the Shares on that date or the closing sales price for the Shares during regular trading, or if not trading on that date, such price on the last preceding date on which the Shares were traded, unless determined otherwise by the Board using such methods or procedures as it may establish. If the Shares are not listed on a national stock exchange or national market system, the Board will determine Fair Market Value in a manner consistent with Sections 409A and 422 of the Code. However, in determining the value of a Share for purposes of tax reporting purposes and such other purposes as determined by the Board, the Board may calculate Fair Market Value using the foregoing methods, the actual sales price in the transaction at issue (e.g., “sell to cover”), or such other value determined by the Company’s general counsel or principal financial officer in good faith in a manner that complies with applicable laws;

“Finnish Transfer Tax” means transfer tax payable pursuant to the Finnish Transfer Tax Law 931/1996, as amended;

“Grantor” means the Board;

“Incentive Stock Option” or “ISO” means an Option that qualifies as an “incentive stock option” as that term is defined for purposes of Section 422 of the Code or any successor provision. ISOs may only be granted to Eligible Employees;

“Nonqualified Stock Option,” “Nonstatutory Stock Option,” or “NSO” means an Option that does not qualify as an Incentive Stock Option;

“Option” or “Award” means a right granted under the Plan to acquire Shares. On a case by case basis, the Board may decide that an Option means the right to subscribe for or purchase a Warrant, in which case the Board shall on a case by case basis determine the specific terms and conditions relating to such Warrants. For the avoidance of doubt, it is stated that an Option is a contractual arrangement between the Grantor and the Option Holder and does not, unless otherwise explicitly notified on a case-by-case basis, refer to any stock option rights or special rights in accordance with the Finnish Companies Act as in force from time to time. For avoidance of doubt, Options and Awards granted under the Company’s Global Share Option Plan 2017 USA prior to its amendment hereby shall be subject to the terms of the Plan;

“Option holder” or “Option Holder” means a person holding an Option;

“Option Period” means a period starting on the Date of Grant and ending not later than 10 years after the Date of Grant. If an Option is not an ISO, the Board may, at the Date of Grant, determine to provide an Option Period in excess of 10 years, but only to the extent doing so does not violate applicable laws;

“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, shares possessing 50% or more of the total combined voting power of all classes of shares in one of the other corporations in such chain;

“Participating Companies” means the Company and its Subsidiaries;

“Plan” means this Amended And Restated Global Share Option Plan 2017 USA, as amended from time to time;

“Rule 701” means Rule 701 of the Securities Act;

“Rules” means the terms of the Plan, as amended from time to time;

“Section 409A” means Section 409A of the Code;

“Securities Act” means the US Securities Act of 1933, as amended from time to time;

“Share Reserve” means the number of Shares available for issuance under this Plan from time to time. As of August 16, 2022, the Share Reserve is 37,674,421 Shares. Shares issued under the Plan will be new shares or treasury shares. Shares covered by an Award will not reduce the available Share Reserve unless and until they are issued to an Option Holder on the Company’s stockholder ledger. If (A) any Award lapses, expires, terminates or is canceled prior to the issuance of shares thereunder, or (B) an Award is settled in cash, then those shares that are not issued under the Award will remain, or again become, available for issuance under the Plan. Notwithstanding anything in the foregoing, the Share Reserve and the size thereof will at all times be subject to the Board having been authorized to issue Shares by the general meeting of the Company or as may be required under applicable law;

“Shares” means shares of Common Stock;

“Stock Exchange” means any stock exchange or authorized or regulated market place, such as NYSE, NASDAQ OMX, Helsinki Stock Exchange and Stockholm Stock Exchange;

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, shares possessing 50% or more of the total combined voting power of all classes of shares in one of the other corporations; and

“Warrant” means an option right or a special right issued by the Company in accordance with the Finnish Companies Act as in force from time to time.

2	Grant of Options

2.1

Grant of Options. The Board may grant to any Eligible Participant an Option to acquire Shares in accordance with the Plan. On the Date of Grant, the Board shall determine (i) the number of Shares subject to the Option, (ii) the Exercise Price, which shall not be less than the Fair Market Value per Share as determined on the Date of Grant, unless an Option may be granted with a lower Exercise Price in compliance with all applicable laws, (iii) the vesting schedule, (iv) the Exercise Period, (v) any Exercise Conditions, and (vi) all other material terms of the Option. An Option shall be evidenced in a written award agreement in the form determined by the Board.

2.2

Option Holder Rights. The Option Holder shall not be entitled to require any certificates or other particular evidence of an Option. All Options are granted and issued free of charge. An Option Holder may upon the grant of Option elect not to receive the Option by notifying the Board or any other person identified in the grant notice from time to time of such rejection. An Option Holder may additionally elect at any time during the Option Period to unilaterally terminate the Option by a corresponding notice in writing. In any of the aforesaid situations, the Option Holders shall not be entitled to present any claims against the Company for compensation or otherwise.

2.3

Rule 701. Awards granted under the Plan are intended to be exempt from registration under US law pursuant to Rule 701. However, grants may be made under the Plan in reliance on another exemption from registration under US securities laws, provided such grants do not impair or eliminate the exemption from registration provided under Rule 701 for Awards granted under the Plan.

2.4

Transfer Restrictions. Options granted under the Plan, and any interest therein, will not be transferable or assignable by an Option Holder, other than by will or by the laws of descent and distribution, and, with respect to Options other than Incentive Stock Options, by instrument to an inter vivos or testamentary trust in which such Options are to be passed to beneficiaries upon the death of the trustor (settlor), or by gift to “family member” as that term is defined in Rule 701. Options may not be made subject to execution, attachment or similar process. During the lifetime of the Option holder, an Option will be exercisable only by the Option holder, and any elections with respect to an Option may be made only by the Option holder. The terms of an Option shall be binding upon the executor, administrator, successors and assigns of the Option holder who is a party thereto.

2.5

Administrative Errors. If the Board’s records (e.g., consents, resolutions or minutes) documenting the corporate action granting the Award contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award agreement as a result of a clerical error in the papering of the Award agreement, the Board’s records will control and the Option Holder will have no legally binding right to the incorrect term in the Award agreement. In the event of a conflict between the terms of an Option award agreement and the terms of this Plan, the Plan shall control. If the Board tries to grant an Option which is inconsistent with the Plan, the Option will be limited and will take effect from the Date of Grant on a basis consistent with the Plan to the extent possible. If the Option cannot be modified in accordance with applicable laws to be valid and consistent with the Plan, the Option will be void as of the Date of Grant and of no force or effect, and shall terminate without any consideration due to the Option holder.

3	Exercise

3.1

Manner of Exercise. An Option Holder may exercise an Option, in whole or in part, in accordance with its terms and conditions. Any notice of exercise shall be made in writing in the form prescribed by the Board and addressed to the CFO of the Company or his or her designee. In order to have a valid exercise, the Option Holder must provide: (i) payment in full of the Exercise Price and all applicable withholding taxes and other payments, (ii) a signed exercise notice and stock purchase agreement and, if required by law, a subscription list in the form prescribed by the Board, and (iii) signed copies of any other relevant documentation reasonably required by the Company, including a joinder to the Company’s then-current shareholders’ agreement.

3.2

Exercise Date. The exercise date of an Option (“Exercise Date”) will be the date the Company receives all required duly signed documents, the exercise price and all applicable withholding taxes. However, no Shares will be issued on or after the Exercise Date until the date the Board has undertaken all steps required by applicable law for the issuance of the Shares.

3.3

Prohibitions on Exercise. If any statute, regulation or code applicable to this Plan or awards granted hereunder prohibits the exercise of Options, the Exercise Date will be the date when the Option Holder is permitted to exercise an Option without violation of such applicable statute, regulation or code. However, in no event will the application of this provision extend the Option Period.

3.4

Form of Payment. The Board will determine the forms of consideration an Option Holder may use to pay the exercise or purchase price for shares issued under Awards and any withholding taxes or other amounts due in connection with Awards. An Option Holder must pay all consideration due in connection with the Award (including withholding taxes) before the Company will issue the Shares being acquired. The Board may (but is not required to) permit the use of the following forms of consideration:

a) in cash or cash equivalent, including checks, wire transfers, or ACH payments;

b) solely in respect of nonstatutory stock options and only to the extent permitted by applicable laws, by having the Company withhold Shares and any other consideration that would otherwise be issued under an Award (other than in respect of an Incentive Stock Option) that have an aggregate Fair Market Value on that date equal to the consideration owed to the Company, including in connection with a Change of Control (a “Withhold to Cover”);

c) by tendering (either actually or, if and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, by attestation) Shares owned by the Option Holder free and clear of any liens, claims or other encumbrances that have an aggregate Fair Market Value on that date equal to the consideration owed to the Company, but only if the tender will not result in any adverse accounting consequences to the Company;

d) if and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, and to the extent permitted by applicable laws, delivery of a properly executed agreement, together with irrevocable instructions to a brokerage firm designated or approved by the Company to deliver promptly to the Company the aggregate amount of proceeds to pay the consideration due to the Company, all in accordance with the regulations of the Federal Reserve Board (a “Public Sell to Cover”);

e) solely to the extent permitted by applicable law and approved of by the Board at the time of exercise, by delivery of a full recourse promissory note that bears interest at a rate specified by the Board that is not less than the rate required to avoid imputation of interest (taking into account any exceptions to the imputed interest rules) for federal income tax purposes, compounding semi-annually, and such other terms as are necessary to avoid adverse financial accounting charges; and/or

f) such other consideration as the Board may permit.

If an Option Holder engages in a Withhold to Cover transaction to pay for applicable tax withholdings, the value of the Shares so withheld may not exceed the employer’s applicable maximum required tax withholding rate or such other applicable rate as is necessary to avoid adverse treatment for financial accounting purposes, as determined by the Board.

3.5

Issuance of Shares. The Company will issue or transfer the Shares relating to a duly exercised Option as soon as practicable after the Exercise Date. New Shares issued on the exercise of an Option will have all rights attached to them as of their registration date. Existing Shares transferred to an Option Holder will have said rights as of the date of transfer.

3.6

Cash Settlement. Notwithstanding anything to the contrary herein, and solely to the extent that doing so would not result in adverse accounting treatment to the Company, the Board may in its sole discretion determine not to transfer or issue Shares upon exercise of an Option, but instead pay to the Option Holder in cash an amount equal to the Fair Market Value of the Shares (or the Warrants, as the case may be) to be issued or transferred based on the exercise of the Option on the Exercise Date, reduced by the Exercise Price of said Option and all applicable tax withholdings and deductions. If the Board so determines, the Exercise Price shall not be payable, and if already paid, shall be repaid to the Option Holder forthwith, in which cases the payment to the Option Holder shall be reduced with said amount.

4	Termination of Relationship with the Company

4.1

No Rights to Continued Service. Nothing in the Plan or any Award will be deemed to constitute an employment contract or confer or be deemed to confer on any Option Holder any right to continue in the employ of, or to continue any other service relationship with, the Company or any Participating Company or limit in any way the right of the Company or any Participating Company to terminate an Option Holder’s service relationship at any time, with or without cause

4.2

Vesting. Unless otherwise provided by the Board, an Option Holder will cease vesting in an Award at the time of the Option Holder’s termination of service and the Option Holder will have no further rights, title or interest in or to the unvested portion of the Award following the termination of service.

4.3

Post-Termination Exercise Period. Unless specifically otherwise provided in the Plan, an Award Agreement, or as otherwise decided by the Board, in the event of termination of employment or other service with the Company and all other Participating Companies, and subject to the satisfaction of any Exercise Conditions, the Option Holder must exercise the Option (to the extent vested), if at all, prior to the earliest to occur of:

a)	the date that is 90 days after the Option Holder’s termination of service, unless such termination is due to death or the circumstances described in paragraph b) below;

b)

with respect to Options that are not intended to qualify as ISOs, the date that is six months after the Option Holder’s termination of service due to (i) ill-health, injury, disability, or redundancy; (ii) retirement; (iii) early retirement by written agreement with the Option holder’s employer; (iv) the Option Holder’s employer ceasing to be under the control of the Company, or, as a result of a transfer of the undertaking in which the Option Holder works, transfer to a company which is neither under the control of the Company nor a Participating Company; or (v) any other reason specified by the Board in its absolute discretion;

c)	if the termination is due to the Option Holder’s death, the date that is 12 months after the Option Holder’s death;

d)

if, during any of the foregoing periods, the Company undergoes a Change of Control and the successor or acquiring entity refuses to assume, continue, replace or substitute an equivalent Award, then on the closing of the Change of Control, and

e)	the last day of the Option Period.

Any portion of an Option that is not exercised prior to such earliest date will be forfeited and expire, without consideration, at the close of business at the Company’s headquarters on such earliest date.

4.4

Determining the Occurrence of a Termination of Service. An Option Holder shall not be considered to have ceased his or her service with a Participating Company in the case of: (i) sick leave; (ii) military leave; or (iii) any other leave of absence approved by the Option holder’s employer, provided that such leave is for a period of not more than ninety (90) days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute. For purposes of determining when the post-termination exercise period applicable to an Option is triggered, the Option holder’s service shall be considered to have ceased as of the 91st day of such leave if the Option holder’s reemployment is not guaranteed either by statute or by contract. For any period of such leave of absence during which the Option holder is not paid regular salary by his or her employer in the form of sick pay or vacation pay, vesting based on continuous service shall be tolled during the unpaid leave of absence and shall resume when the leave of absence is terminated and the Option holder returns to active service. For clarity, an Option Holder will not be deemed to have had a termination of service that triggers the post-termination exercise period where the Option Holder’s service transitions between employee, consultant, officer and/or director of a Participating Company or the Option Holder continues to provide service as an employee, consultant, officer and/or director of another Participating Company.

4.5

No Obligation to Notify. The Company and the Board will have no duty or obligation to any Option Holder to advise such holder as to the time or manner of exercising Option Holder’s rights under an Award. Furthermore, the Company will have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award.

4.6

No Rights to Compensation. Any person who ceases to be an employee of any Participating Company because of cancellation or termination of their employment or service relationship (however caused), or who is under notice of termination, will in no circumstances be entitled to claim any compensation in respect of the Plan, including but not limited to the application of tax laws or the application of tax policies maintained by any Group Company.

4.7

Option Holder’s Actions. Where the Option Holder is deprived of the legal or beneficial ownership of an Option by operation of law, or due to any action or omission on behalf of the Option Holder, said Option shall automatically become null and void.

5	Taxes

5.1

Withholding Obligations. The Company will require the Option Holder to pay to the Company or a Participating Company, as applicable, the amount of (i) any taxes that the Company or a Participating Company is required by applicable federal, state, local or foreign law to withhold with respect to an Award and (ii) any other amounts due from the Option Holder to the Company, any Participating Company or any governmental authority. The Company will not be required to issue any shares of Common Stock or otherwise settle an Award under the Plan until such tax withholding obligations and other obligations are satisfied. The Company and each Participating Company is authorized to withhold all such amounts or take such other actions as it considers necessary to meet any liability to taxation or social security contributions so far as is possible under local law in respect of Options granted to the Option Holder pursuant to this Plan.

5.2

Finnish Transfer Tax. Any Finnish Transfer Tax on the transfer of shares to the Option Holder at exercise will be paid by the Company. None of the Company nor any other Participating Company will otherwise be responsible for the funding of any other taxes due from the Eligible Participant in respect of an Award.

5.3

Section 409A. The Company intends that the Plan and Awards granted under the Plan (unless otherwise expressly provided for in the Award Agreement and Board resolutions approving the Award) are exempt from the requirements of Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the exclusion applicable to stock options, stock appreciation rights and certain other equity-based compensation under Treasury Regulation Section 1.409A-1(b)(5) or 1.409A-1(b)(6), or otherwise. If Section 409A is applicable to any Award granted under the Plan (that is, to the extent not so exempt), the Board intends that the non-exempt Award will comply with the deferral, payout, plan termination and other limitations and restrictions imposed under Section 409A.

a) The Board will use reasonable best efforts to interpret, operate and administer the Plan and any Award granted under the Plan in a manner consistent with this intention. However, the Board makes no representations that Awards granted under the Plan will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to Awards granted under the Plan and will have no obligation to pay for any taxes, penalties, interests or other costs associated with the application of Section 409A to an Award.

b) If necessary for exemption from, or compliance with, Section 409A:

c) All references in the Plan or any Award granted under the Plan to the termination of the Option Holder’s employment or service are intended to mean the Option Holder’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i).

d) The Board will treat each installment that vests or is delivered under an Award in a series of payments or installments as a separate payment for purposes of Section 409A, unless expressly set forth in the Award Agreement that each installment is not a separate payment.

e) If the Option Holder is a “specified employee,” within the meaning of Section 409A, then if necessary to avoid subjecting the Option Holder to the imposition of any additional tax under Section 409A, amounts that would otherwise be payable under the Plan or any Award granted under the Plan during the 6-month period immediately following the Option Holder’s “separation from service” will not be paid to the Option Holder during such period, but will instead be accumulated and paid to the Option Holder (or, in the event of the Option Holder’s death, the Option Holder’s estate) in a lump sum on the first business day after the earlier of the date that is 6 months following the Option Holder’s separation from service or the Option Holder’s death, unless the amounts can be paid in another manner that complies with Section 409A.

f) If, after the Grant Date of an Award, the Board determines that an Award is reasonably likely to fail to be either exempt from or compliant with Section 409A, the Board reserves the right, but will not be required, to unilaterally (and without the affected Option Holder’s consent) amend or modify the Plan and any Award granted under the Plan so that the Award qualifies for exemption from or complies with Section 409A. Any such amendment or modification made to avoid the imposition of adverse taxation under Section 409A will be deemed not to materially adversely impact the Option Holder.

6	Corporate Events

6.1

Changes in Capitalization. The Board shall monitor all corporate actions of the Company with a possible material impact on the Options from time to time (such as a share split, demerger, bonus issue, liquidation, dissolution etc.). If the Company undertakes a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to stockholders other than a normal cash dividend, or other change in the Company’s corporate or capital structure that constitutes an equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto) and that results in (i) the outstanding shares of Common Stock, or any securities exchanged therefor or received in their place, being exchanged for a different number or kind of securities of the Company or any other company or (ii) new, different or additional securities of the Company or any other company being received by the holders of shares of Common Stock, then the Board will make proportional adjustments in (a) the maximum number and kind of securities available for issuance under the Plan; (b) the maximum number and kind of securities issuable as Incentive Stock Options; and (c) the number and kind of securities that are subject to any outstanding Award and the per share price of such securities, without any change in the aggregate price to be paid under the Award, in each case as necessary to prevent the diminution or enlargement of rights under this Plan. The determination by the Board as to the terms of any of the foregoing adjustments will be conclusive and binding. For clarity, the issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services rendered, either on direct sale or on the exercise of rights or warrants to subscribe therefor, or on conversion of shares or obligations of the Company convertible into such shares or other securities, will not affect, and no adjustment by reason thereof will be made with respect to, outstanding Awards

6.2

Dissolution or Liquidation. If it is resolved that the Company shall enter into liquidation pursuant to the Finnish Companies Act, Options may not thereafter be exercised regardless of the grounds for such liquidation and will lapse immediately. In addition, upon the entry of an order placing the Company in liquidation, notwithstanding that such order may not be final, the Options may not thereafter be exercised and will lapse immediately. . Options may not be exercised following the adoption of a final resolution in respect of a liquidation.

6.3

Change of Control. The following provisions will apply to Awards in the event of a Change of Control unless otherwise provided in the Award agreement or any other written agreement between the Company or any Participating Company and the Option Holder. In the event of a Change of Control, the Board may take one or more of the following actions with respect to Awards, contingent on the closing or completion of the Change of Control:

a) arrange for the surviving or acquiring company (or its parent company) to assume or continue the Award or to substitute a similar stock-based award for the Award (including, but not limited to, an award to acquire the same consideration paid to the stockholders of the Company pursuant to the Change of Control) that preserves the material terms of the original Award;

b) arrange for the assignment of any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to the Award to the surviving or acquiring company (or its parent company);

c) accelerate the vesting, in whole or in part, of the Award held by an Option Holder who has not had a termination of service (and, if applicable, the time at which the Award may be exercised or settled) to a date prior to the effective time of such Change of Control as the Board determines (or, if the Board does not determine such a date, to the date that is five days prior to the effective date of the Change of Control), with such Award terminating immediately prior to the effective time of the Change of Control;

d) arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by the Company with respect to the Award on a date prior to the effective time of such Change of Control as the Board will determine (or, if the Board will not determine such a date, on the date that is five days prior to the effective date of the Change of Control);

e) cancel or arrange for the cancellation of the Award, to the extent not vested or not exercised prior to the effective time of the Change of Control, in exchange for such cash consideration, if any, as the Board, in its sole discretion, may consider appropriate; and

f) make a payment, in such form as may be determined by the Board equal to the excess, if any, of (A) the value of the property the Option Holder would have received on the exercise or settlement of the Award immediately prior to the effective time of the Change of Control, over (B) any price payable by such holder in connection with such exercise or settlement, in consideration for the termination of such Award at or immediately prior to the closing. For clarity, this payment may be zero if the Fair Market Value of the property is equal to or less than the exercise or purchase price.

The Board need not take the same action with respect to all Awards or portions thereof or with respect to all Option Holders. The Board may take different actions with respect to the vested and unvested portions of an Award. The Board may provide that payments may be subject to the same terms and conditions as the payment of consideration to the holders of the Company’s Common Stock in connection with the Change of Control, including any delay as a result of escrows, earn outs, holdbacks or other contingencies. The Board may also provide that payments made over time will remain subject to substantially the same vesting schedule as the Award, including any performance-based vesting metrics that applied to the Award immediately prior to the closing of the Change of Control

7	Requirements Under US Securities Laws

7.1

Restricted Securities. Both the Options (whether or not Incentive Stock Options) and Shares issued pursuant to Options granted under the Plan are deemed to be “restricted securities” as defined in Regulation Section 230.144 promulgated by the SEC under the Securities Act (“Rule 144”). In addition to the restrictions on transfer of the Options by the Plan and on the Shares, resales or transfers of Shares in the United States must comply either with the registration requirements of the Securities Act or with Rule 144 or other exemption from the registration requirements under the Act. The Company will place the following legend on back of any stock certificates representing the Shares issued upon exercise of Options granted pursuant to this Plan:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT EFFECTIVE REGISTRATIONS THEREUNDER OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATIONS ARE NOT REQUIRED.”

“THE SHARES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN EQUITY INCENTIVE PLAN AND/OR AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, COPIES OF WHICH ARE ON FILE WITH AND MAY BE OBTAINED FROM THE SECRETARY OF THE COMPANY AT NO CHARGE.”

7.2

No Obligation to Register. The Company shall have no obligation to register any Options or Shares with the SEC or with any state regulatory authority having jurisdiction over the issuance or sale of the Options or Shares, whether to be able to issue Options or Shares pursuant to this Plan or to provide a means for employees to sell or transfer Options or Shares acquired pursuant to this Plan.

7.3

Lockup. Each Option Holder will not, without the prior written consent of the managing underwriter (if applicable) and the Company, during the period commencing on the date of (i) the final prospectus relating to an initial public offering of the Common Stock on a national stock exchange or stock market (an “IPO”) or (ii) the consummation of a special purpose acquisition company transaction (“SPAC Transaction”), as applicable, and ending on the date specified by the Company and the Company and/or the managing underwriter, as applicable (such period not to exceed 180 days, which period may be extended upon the request of the Company and/or the managing underwriter, to the extent required by any NASD, NYSE or FINRA rules, for an additional period of up to 15 days if the

Company issues or proposes to issue an earnings or other public release within 15 days after the expiration of the 180-day period), (a) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right or warrant to purchase; or otherwise Transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for the IPO or consummation of the SPAC Transaction, as applicable, or (b) enter into any swap or other arrangement that Transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise (these limitations, the “Market Standoff” or “Lockup”). The paragraph will apply only to the IPO or a SPAC Transaction, will not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, or the transfer of any shares to any trust for the direct or indirect benefit of the Option Holder or the immediate family of the Option Holder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer does not involve a disposition for value. The underwriters of the IPO are intended third party beneficiaries of this paragraph and will have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Option Holder further agrees to execute such agreements as may be requested by the underwriters (if applicable) and by the Company that are consistent with this paragraph or that are necessary to give further effect thereto

8	Amendment and Termination of the Plan

8.1

Subject to any resolutions of the Company’s shareholders relating to the Plan and compliance with applicable laws, the Board is entitled to amend the Plan in their sole discretion from time to time. Option Holders affected by any amendments will be notified thereof without undue delay. Unless terminated sooner, this Plan will terminate, and no further Awards may be granted hereunder, after December 31, 2026.

9	Plan Administration

9.1	Administrative Powers. The Board will have full power and exclusive authority, subject to the terms of this Plan, restrictions under applicable law, and the delegation of authority from the Board, to:

a) select which Eligible Participant will be granted Awards;

b) determine the type of Option, the number of Shares covered by the Option, the Fair Market Value of the Shares, and the terms and conditions of that Award (including when the Option may vest, be exercised, or settled, whether the Option carries rights to dividends or dividend equivalents, and whether the Option is to be settled in cash, shares of Common Stock, or other property) and the form of Option agreement;

c) determine whether, to what extent and under what circumstances Option may be amended (including to waive restrictions, accelerate vesting or extend exercise periods), tolled, cancelled or terminated;

d) interpret and administer the Plan, any Option agreement and any other agreements or documents related to the administration of Option;

e) establish rules, and delegate ministerial duties to the Company’s employees consistent with applicable law, for the proper administration of the Plan; and

f) make any other determination and take any other action that the Board deems necessary or desirable for administration of the Plan.

The Board’s decisions will be final, conclusive and binding on all persons, including the Company, any Option Holder, any stockholder and any Eligible Participant.

9.2

SPV. The Company and any Subsidiary may establish and/or fund a trustee of a trust, a Special Purpose Vehicle (“SPV”) or any other person to enable that trustee, SPV or person to acquire Shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by local law.

9.3

Conflict with Shareholder Agreement. In the event of any discrepancies between the Plan or an Award and the Company’s shareholders’ agreement as in force from time to time, the provisions of the shareholders’ agreement shall prevail, provided that with respect to any issue relating to the qualification of an Option as an Incentive Stock Option, the Plan shall prevail. Option Holders also holding Shares shall notice that the shareholders’ agreement contains provisions relating to the Options applicable only to holders of both Shares and Options in the Company.

9.4

Notices and Administrative Portal. Any notice pursuant to the Plan may be delivered by post or email to the relevant address of an Option Holder according to the records of any relevant Participating Company or such other address, which the Company considers appropriate. Notices or other documents sent by post shall be deemed to be received five (5) days following the date of dispatch. Notices or other documents sent by email shall be deemed to be received on the date of dispatch. By accepting an Award under this Plan, the Eligible Participant consents to receive the documents related to the Plan by electronic delivery and to participate through the third party administrative portal used by the Company in respect of the Plan.

10	Governing Law and Dispute Resolution

10.1

Choice of Law. This Plan and all matters arising out of or in connection with the Plan, including the contractual Options, shall except as this Plan otherwise specifies be interpreted, construed and governed exclusively in accordance with the laws of Finland without reference to its choice of law rules.

10.2

Conflict with Laws. Should any provision of this Plan be in conflict with a mandatory provision of the Finnish Companies Act (624/2006, as amended) or any other mandatory act, regulation or provision of the state or national law applicable to an Award granted under the Plan, such mandatory provision shall prevail and the relevant provision of this Plan shall be set aside or amended accordingly and shall not be binding on or incur any liability for the Company or any other Participating Company. However, to any extent to which the laws of Finland conflict with Sections 421 - 424 of the Code or accompanying Treasury Regulations, the Code will prevail with respect to Options intended to qualify as Incentive Stock Options.

10.3

Arbitration. In the event no settlement can be reached by means of negotiations, any dispute, controversy or claim arising out of or relating to the Plan, or the breach, termination or validity thereof shall be finally settled by arbitration in accordance with the Arbitration Rules of the Finnish Central Chamber of Commerce. The arbitration tribunal shall consist of one arbitrator. The arbitration shall take place in Helsinki, Finland. The arbitration shall be conducted and the arbitration award shall be given in the English language.

11	No Entitlements

11.1

The Plan is established voluntarily by the Company, it is discretionary in nature, and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted under the Plan.

11.2

The grant of this Award is voluntary and occasional and does not create any contractual or other right to receive future grants of Awards, or benefits in lieu of Awards, even if Awards have been granted in the past. All decisions with respect to future grants, if any, will be at the sole discretion of the Board.

11.3

The Awards and any Shares acquired under the Plan, and the income from and value of same, are not intended to replace any pension rights or compensation. The Awards and any Shares acquired under the Plan, and the income from and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments.

11.4	The future value of the Shares underlying the Award is unknown, indeterminable, and cannot be predicted with certainty.

11.5

Awards do not create any entitlement to have the Award transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares.

11.6

Neither the Company nor any other Participating Company shall be liable for any foreign exchange rate fluctuation between the Option Holder’s local currency and the United States Dollar that may affect the value of this Award or of any amounts due pursuant to the Award or the subsequent sale of Shares.

11.7

The Plan is intended to constitute an “unfunded” plan. Nothing contained herein will require the Company to segregate any monies or other property, or Shares, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Eligible Participant. No Eligible Participant will have any rights that are greater than those of a general unsecured creditor of the Company. Proceeds received by the Company from the sale of Shares pursuant to Options will constitute general funds of the Company.

12	Data Privacy

12.1

Data Collection and Usage. The Company may collect, process and use certain personal information about Option Holders, including, but not limited to, the individual’s name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any directorships held in the Company, details of all Awards or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding (“Data”), for the purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is the Option Holder’s consent.

12.2

Plan Administration Service Providers. The Company transfers Data to its external law firm and third-party stock Board (the “Designated Third Party”), each an independent service provider based in the United States, which is assisting the Company with the implementation, administration and management of the Plan. The Company may select a different service provider or additional service providers and share Data with such other provider serving in a similar manner. An Option Holder may be asked to agree on separate terms and data processing practices with the Designated Third Party or other service providers, with such agreement being a condition to the ability to participate in the Plan. The Company and the Designated Third Party may not be based in the country where an Option Holder resides. Other countries or jurisdictions may have different data privacy laws and protections than the United States. The Company’s legal basis, where required, for the transfer of Data is the Option Holder’s consent.

12.3

Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, labor and securities laws. This period may extend beyond the Option Holder’s employment or service with the Company or any Participating Company.

12.4

Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary. If an Option Holder does not consent, or later seeks to revoke consent, the Option Holder’s salary, employment or other service with the Company will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant Awards to such Option Holder or administer or maintain such Awards.

12.5

Data Subject Rights. Option Holders may have a number of rights under data privacy laws in their jurisdictions. Depending on where the Option Holder is based, such rights may include the right to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in that jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, an Option Holder can contact the local human resources representative.

AMENDED AND RESTATED GLOBAL SHARE OPTION PLAN 2017 USA

Schedule for Incentive Stock Option Grants

1	Rules

The terms of this Schedule to the AMENDED AND RESTATED GLOBAL SHARE OPTION PLAN 2017 USA will apply to Options intended to qualify as Incentive Stock Options under the Code. Unless the Board otherwise specify in writing, any Option granted under the Plan is intended to qualify as an Incentive Stock Option.

2	Governing Law

As provided in the Plan, Options granted pursuant to this Schedule will be governed by and construed in accordance with the laws of Finland except that Options intended to qualify as Incentive Stock Options will be construed in accordance with the provisions of Sections 421 and 422 of the Code (as defined in paragraph 3) so as to preserve their intended status as Incentive Stock Options. As provided in the Plan, any conflict between the laws of Finland and the requirements for Incentive Stock Options will be resolved to favor the latter.

3.	Requirements for Incentive Stock Options

3.1.	An Incentive Stock Option may be granted only to an Eligible Employee. This Plan does not prohibit the grant of Incentive Stock Options to employees who reside or work outside of the United States.

3.2.

No person will be granted an Incentive Stock Option if, at the time the Incentive Stock Option would otherwise be granted, that person owns shares possessing more than 10 per cent of the total combined voting power of all classes of shares of the Company (or any Parent or Subsidiary), unless the Exercise Price is not less than one hundred ten percent (110%) of the Fair Market Value per Share on the Date of Grant and the Option Period does not exceed five (5) years measured from the Date of Grant.

3.3.

If the aggregate Fair Market Value (determined as of the Grant Date) of Common Stock with respect to which an Option Holder’s Incentive Stock Options become exercisable for the first time during any calendar year (under the Plan and all other stock option plans of the Company and its parent and subsidiary corporations) exceeds $100,000 (or such other limit established by the Code), or if the Option otherwise does not comply with the requirements under Section 422 of the Code, the Option (or the portion that does not meet the requirements of Section 422) will be treated as an NSO. Options will be taken into account in the order in which they were granted. If the Option Holder holds 2 or more such Options that become exercisable for the first time in the same calendar year, such limitation will be applied on the basis of the order in which such Options are granted.

3.4.

No Incentive Stock Option will be granted more than ten (10) years after the date on which the Plan is adopted by the Board or approved by the Company’s shareholders, whichever is earlier. For clarity, any stockholder approved increase of the Share Reserve (or authorization to issue Shares) that also increases the ISO Limit will be deemed the adoption of a new plan for purposes of Code Section 422 and therefore an extension of the period in which Incentive Stock Options may be granted, unless otherwise expressly provided for in the stockholder resolutions approving such increase.

3.5.	The Exercise Price of an Incentive Stock Option will be not less than the Fair Market Value of a Share determined at the Date of Grant.

3.6.	In no circumstances will an Incentive Stock Option be capable of exercise later than 10 years from its Date of Grant.

3.7.

To obtain the tax benefits afforded to Incentive Stock Options under Section 422 of the Code, the Option Holder must hold the shares acquired on the exercise of an Incentive Stock Option for 2 years after the Grant Date and 1 year after the date of exercise (that is, the Option Holder must not transfer the Shares until at least the day after the expiration of these periods). An Option Holder may be subject to the alternative minimum tax at the time of exercise of an Incentive Stock Option. The Option Holder must give the Company prompt notice of any disposition of shares acquired on the exercise of an Incentive Stock Option prior to the expiration of these holding periods.

3.8.

The Option Holder must notify the Company in writing if Shares acquired pursuant to the exercise of an Incentive Stock Option are disposed of within 2 years from the date the Option was granted or within 1 year after exercise and shall provide any other information regarding the disposition that the Company may reasonably require.

3.9.

The aggregate maximum number of Shares that may be issued on the exercise of “incentive stock options” that are granted under the Plan may not exceed 37,674,421 Shares (the “ISO Limit”). Any increase to the Share Reserve authorized by the Board and stockholders will also result in a corresponding increase in this ISO Limit, unless otherwise expressly provided in the Board or stockholder resolutions approving such increase.

3.10.

An Option designated as an Incentive Stock Option will cease to qualify for favorable tax treatment as an Incentive Stock Option to the extent it is exercised (if permitted by the terms of the Option) (i) more than 3 months after the date of an Option Holder’s termination of employment if termination was for reasons other than death or disability, (ii) more than 1 year after the date of an Option Holder’s termination of employment if termination was by reason of disability (as defined for purposes of Section 422 of the Code), or (iii) more than 6 months following the first day of an Option Holder’s leave of absence that exceeds 3 months, unless the Option Holder’s reemployment rights are guaranteed by statute or contract (as such rule is explained in Section 422 of the Code).

3.11.

Options granted under the Plan, and any interest therein, will not be transferable or assignable by an Option holder, other than by will or by the laws of descent and distribution, and, with respect to Options other than Incentive Stock Options, by instrument to an inter vivos or testamentary trust in which such Options are to be passed to beneficiaries upon the death of the trustor (settlor), or by gift to “family member” as that term is defined in Rule 701, and may not be made subject to execution, attachment or similar process. During the lifetime of the Option holder an Option will be exercisable only by the Option holder, and any elections with respect to an Option may be made only by the Option holder. The terms of an Option shall be binding upon the executor, administrator, successors and assigns of the Option holder who is a party thereto.

4.	Notice and Reporting Requirements

Prior to January 31 of the year following the calendar year of exercise of an Incentive Stock Option pursuant to this Plan, the Company shall cause to be furnished to the Option Holder a statement that complies with the requirements of US Internal Revenue Code Form 3921 (or any successor form thereto).

5.	Specific Provisions Required Under California Law

5.1.	This Plan incorporates by reference the requirements of California Corporations Code Section 25102(o) and the regulations promulgated thereunder.

5.2.	Options (whether or not ISOs) may not be granted under the Plan more than ten (10) years after the date the Plan is approved by the Board.

5.3.

This Plan will be approved by the stockholders of the Company, consistent with applicable laws, by the later of (1) within twelve (12) months before or after the date the Plan is adopted by the Board, or (2) prior to or within twelve (12) months of the granting of an Option in the State of California.

MARIADB CORPORATION AB

GLOBAL SHARE OPTION PLAN 2017 USA

OPTION AWARD NOTICE

Dear    ,

You have been awarded an option to purchase shares in MariaDB Corporation Ab (the “Company”). The option is granted pursuant to the terms and conditions of the MariaDB Corporation Ab Global Share Option Plan 2017 USA (the “Plan”) and the Stock Option Agreement (together with this Award Notice, the “Agreement”). Copies of the Plan and the Stock Option Agreement are attached hereto. Capitalized terms not defined herein shall have the meanings specified in the Plan or the Agreement.

Option:	You have been awarded an Incentive Stock Option to purchase from the Company ________ Shares of common stock, subject to adjustment as provided in the Plan.

Grant Date:

Vesting Commencement Date:

Exercise Price:	Eur $_______ per Share, subject to adjustment as provided in the Plan.

Vesting Schedule:	The Option shall vest with respect to 25% of the Shares subject to the Option on the Grant Date on the one-year anniversary of the Vesting Commencement Date and in twelve (12) equal quarterly installments thereafter if, and only if, you are, and have been, continuously (i) employed by the Group Company, or (ii) providing services to the Group Company as an advisor or consultant, in each case, from the date of this Agreement through and including the applicable vesting date, in each case, except as otherwise provided in the Plan, the Agreement or any other agreement between any Group Company and Option Holder.

Expiration Date:	Except to the extent earlier terminated pursuant to Section 2.2 of the Agreement or earlier exercised pursuant to Section 2.3 of the Agreement, the Option shall terminate on the ten-year anniversary of the Grant Date.

MARIADB CORPORATION AB

By:

Name: Bill Munger
Title: VP, Global HR

Acknowledgment, Acceptance and Agreement:

By signing below and returning this Award Notice to MariaDB Corporation Ab, I hereby acknowledge receipt of the Agreement and the Plan, accept the Option granted to me and agree to be bound by the terms and conditions of this Award Notice, the Agreement and the Plan.

[Name of option holder]

Date

Non-Acceptance

I do not accept the grant of options made to me by the Company.

Name:_________________________________________________

Date and Place:__________________________________________

Signature:______________________________________________

Signature Page to Option Award Notice and Stock Option Agreement

MARIADB CORPORATION AB

GLOBAL SHARE OPTION PLAN 2017 USA

Stock Option Agreement

MariaDB Corporation Ab, a limited company incorporated under the laws of Finland (the “Company”), hereby grants to the individual (“Option Holder”) named in the award notice attached hereto (the “Award Notice”) as of the date set forth in the Award Notice (the “Grant Date”), pursuant to the provisions of the MariaDB Corporation Ab Global Share Option Plan 2017 USA (the “Plan”), an option to purchase from the Company the number of Shares of common stock of the Company set forth in the Award Notice at the price per Share set forth in the Award Notice (the “Exercise Price”) (the “Option”), upon and subject to the terms and conditions set forth below, in the Award Notice and in the Plan. Capitalized terms not defined herein shall have the meanings specified in the Plan.

1. Option Subject to Acceptance of Agreement. The Option shall be forfeited if the Option Holder does not accept this Agreement by executing the Award Notice within ninety (90) days following the Grant Date, unless otherwise determined by the Directors, in the space provided therefor and returning an original execution copy of the Award Notice to the Company (or electronically accepting this Agreement within the Option Holder’s stock plan account with the Company’s stock plan administrator according to the procedures then in effect).

2. Time and Manner of Exercise of Option.

2.1. Maximum Term of Option. In no event may the Option be exercised, in whole or in part, after the expiration date set forth in the Award Notice (the “Expiration Date”).

2.2. Vesting and Exercise of Option. The Option shall become vested and exercisable in accordance with the vesting schedule set forth in the Award Notice. The period of time prior to the full vesting of the Option shall be referred to herein as the “Vesting Period.” The Option shall be vested and exercisable following a termination of Option Holder’s employment according to the following terms and conditions:

(a) Termination due to Death. If Option Holder’s employment with the Group Company terminates prior to the end of the Vesting Period by reason of Option Holder’s death, then the Option, only to the extent vested on the effective date of such termination of employment, may thereafter be exercised by Option Holder’s executor, administrator, legal representative, guardian or similar person until and including the earlier to occur of (i) the date which is twelve (12) months after the date of such termination of employment and (ii) the Expiration Date.

(b) Termination due to Qualifying Termination. If Option Holder’s employment with the Group Company terminates prior to the end of the Vesting Period by reason of Option Holder’s Qualifying Termination, then the Option, only to the extent vested on the effective date of such termination of employment, may thereafter be exercised by Option Holder until and including the earlier to occur of (i) the date which is three (3) months after the date of such termination of employment and (ii) the Expiration Date.

(c) Termination other than due to Death or Qualifying Termination. If Option Holder’s employment with the Group Company terminates prior to the end of the Vesting Period by reason of a termination of Option Holder’s employment other than due to death or Option Holder’s Qualifying Termination, the Option, only to the extent vested on the effective date of such termination of employment, may thereafter be exercised by Option Holder until and including the earlier to occur of (i) the date which is ninety (90) days after the date of such termination of employment and (ii) the Expiration Date.

(d) Termination for Cause. If Option Holder’s employment with the Group Company terminates by reason of the Group Company’s termination of Option Holder’s employment for Cause, then the Option, whether or not vested, shall terminate immediately upon such termination of employment.

(e) Death Following Termination of Employment. If Option Holder dies during the period following a termination of employment other than for Cause and prior to the end of the post-termination exercise period described in Section 2.2(b) or (c), as applicable, the Option, only to the extent exercisable on the date of

Option Holder’s death, may thereafter be exercised by Option Holder’s executor, administrator, legal representative, guardian or similar person until and including the earlier to occur of (i) the date which is twelve (12) months after the date of Option Holder’s termination of employment and (ii) the Expiration Date.

(f) Definitions.

(i) Cause. For purposes of this Option, “Cause” shall mean one or more of the following: (A) Option Holder’s refusal (after written notice and reasonable opportunity to cure) to perform duties properly assigned which are consistent with the scope and nature of Option Holder ‘s position; (B) Option Holder’s commission of an act materially and demonstrably detrimental to the financial condition and/or goodwill of any Group Company, which act constitutes gross negligence or willful misconduct in the performance of duties to the Group Company; (C) Option Holder’s commission of any theft, fraud, act of dishonesty or breach of trust resulting in or intended to result in material personal gain or enrichment of Option Holder at the direct or indirect expense of the Group Company; (D) Option Holder’s conviction of, or plea of guilty or nolo contendere to, a felony; (E) Option Holder’s material violation of any written policies of the Group Company or Option Holder’s violation of any statutory or common law duty of loyalty to the Group Company or its affiliates; or (F) Option Holder’s violation of any Restrictive Covenant. No act or failure to act will be considered “willful” (x) unless it is done, or omitted to be done, by Option Holder in bad faith or without reasonable belief that Option Holder’s action or omission was in the best interests of the Company or (y) if it is done, or omitted to be done, in reliance on the informed advice of the Company’s outside counsel or independent accountants or at the express direction of the Board.

(ii) Qualifying Termination. For purposes of this Option, an Option Holder experiences a “Qualifying Termination” if the Option Holder ceases to be an employee of any Group Company for any of the following reasons: (A) ill-health, injury, disability or redundancy; (B) retirement; (C) early retirement by written agreement with the Option Holder’s employer being a member of the Group Company; (D) his or her employing company ceasing to be under the control of the Company, or, as a result of a transfer of the undertaking in which the Option Holder works, transfer to a company which is neither under the control of the Company nor a member of the Group Company; or (E) any other reason specified by the Directors in their absolute discretion.

(iii) Restrictive Covenant. For purposes of this Option, “Restrictive Covenant” shall mean any non-competition, non-solicitation, confidentiality or protection of trade secrets (or similar provision regarding intellectual property) covenant by which Option Holder is bound under any agreement between Option Holder and any member of the Group Company.

2.3. Method of Exercise.

(a) Subject to the limitations set forth in this Agreement, the Option, to the extent vested, may be exercised by Option Holder (a) by delivering to the Company an exercise notice in the form prescribed by the Company specifying the number of whole Shares to be purchased and by accompanying such notice with payment therefor in full (or by arranging for such payment to the Company’s satisfaction) either (i) in cash, (ii) to the extent permitted by the Directors, by delivery to the Company (either actual delivery or by attestation procedures established by the Company) of Shares having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable pursuant to the Option by reason of such exercise, (iii) to the extent permitted by the Directors, by authorizing the Company to withhold whole Shares which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, (iv) except as may be prohibited by applicable law and to the extent the Company is publicly traded, in cash by a broker-dealer acceptable to the Company to whom Option Holder has submitted an irrevocable notice of exercise or (v) by a combination of (i), (ii) and (iii), and (b) by executing such documents as the Company may reasonably request. No Share or certificate representing a Share shall be issued or delivered until the full purchase price therefor and any withholding taxes thereon, as described in Section 4.1, have been paid.

(b) Notwithstanding the foregoing, the Directors may in their sole discretion determine not to transfer or issue Shares upon exercise of the Option, but instead pay to the Option Holder in cash an amount equal to the product of (i) the number of Shares subject to the portion of the Option being exercised and (ii) the Fair Market Value of a Share on the Exercise Date reduced by the Exercise Price of said Option. If the Directors so determine, the Exercise Price shall not be payable, and if already paid, shall be repaid to the Option Holder forthwith, in which cases the payment to the Option Holder shall be reduced by said amount.

2.4. Termination of Option. In no event may the Option be exercised after it terminates as set forth in this Section 2.4. The Option shall terminate, to the extent not earlier terminated pursuant to Section 2.2 or exercised pursuant to Section 2.3, on the Expiration Date. Upon the termination of the Option, the Option and all rights hereunder shall immediately become null and void.

3. Transfer Restrictions and Investment Representations.

3.1. Nontransferability of Option. The Option may not be transferred by Option Holder other than by will or the laws of descent and distribution. Except to the extent permitted by the foregoing sentence, (i) during Option Holder’s lifetime the Option is exercisable only by Option Holder or Option Holder’s legal representative, guardian or similar person and (ii) the Option may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Option, the Option and all rights hereunder shall immediately become null and void.

3.2. Investment Representation. Option Holder hereby represents and covenants that (a) any Shares purchased upon exercise of the Option will be purchased for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), unless such purchase has been registered under the Securities Act and any applicable state securities laws; (b) any subsequent sale of any such shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, Option Holder shall submit a written statement, in a form satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date of any purchase of any shares hereunder or (y) is true and correct as of the date of any sale of any such shares, as applicable. As a further condition precedent to any exercise of the Option, Option Holder shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of the shares and, in connection therewith, shall execute any documents which the Directors shall in their sole discretion deem necessary or advisable.

4. Additional Terms and Conditions.

4.1. Tax Matters.

(a) As a condition precedent to the issuance of Shares following the exercise of the Option, Option Holder shall, upon request by the Company, pay to the Company in addition to the purchase price of the shares, such amount as the Company determines is required, under all applicable federal, state, local or other laws or regulations, to be withheld and paid over as income or other withholding taxes (the “Required Tax Payments”) with respect to such exercise of the Option. If Option Holder shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to Option Holder.

(b) Option Holder may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (i) a cash payment to the Company; (ii) to the extent permitted by the Directors, delivery to the Company (either actual delivery or by attestation procedures established by the Company) of previously owned whole Shares having an aggregate Fair Market Value, determined as of the date on which such withholding obligation arises (the “Tax Date”), equal to the Required Tax Payments; (iii) to the extent permitted by the Directors, authorizing the Company to withhold whole Shares which would otherwise be delivered to Option Holder upon exercise of the Option having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments; (iv) except as may be prohibited by applicable law and to the extent the Company is publicly traded, a cash payment by a broker-dealer acceptable to the Company to whom Option Holder has submitted an irrevocable notice of exercise; or (v) any combination of (i), (ii) and (iii). Shares to be delivered or withheld may not have a Fair Market Value in excess of the amount determined by applying the maximum individual statutory tax rate in the Option Holder’s jurisdiction; provided that the Directors shall be permitted to limit the number of shares so delivered or withheld to a lesser number if necessary, as determined by the Directors, to avoid adverse accounting consequences or for administrative convenience; provided, however, that if a fraction of a Share would be required to satisfy the maximum individual statutory rate in the Option Holder’s jurisdiction, then the number of Shares to be delivered or withheld may be rounded up to the next nearest whole Share. No Share or certificate representing a Share shall be issued or delivered until the Required Tax Payments have been satisfied in full.

(c) If the Option is designated as an “Incentive Stock Option” on the Award Notice, then the Option is intended to qualify as an “incentive stock option” under section 422 of the Code. Notwithstanding the foregoing, the Option will not qualify as an “incentive stock option” if any of the following events occur: (a) the Option Holder disposes of the Shares acquired pursuant to the Option at any time during the two-year period following the date of this Agreement or the one-year period following the date of any exercise of the Option (a “Disqualifying Disposition”); (b) except in the event of the Option Holder’s death or disability (as defined in section 22(e)(3) of the Code), the Option Holder is not employed by the Group Company at all times during the period beginning on the date of this Agreement and ending on the day that is three months before the date of any exercise of the Option; or (c) the aggregate fair market value of the Shares subject to “incentive stock options” held by the Option Holder which become exercisable for the first time in any calendar year (under all plans of the Group Company) exceeds $100,000. For purposes of clause (c) above, the “fair market value” of the Shares shall be determined as of the Grant Date. To the extent that all or a portion of the Option does not qualify as an “incentive stock option,” it shall not affect the validity of the Option (or portion thereof) and shall constitute a separate non-qualified stock option without any further action by the Company or the Option Holder. If the Option Holder disposes of any Shares acquired pursuant to the exercise of the Option in a Disqualifying Disposition, the Option Holder shall notify the Company in writing within thirty (30) days after such disposition of the date and terms of such disposition. The Option Holder also agrees to provide the Company with any information concerning any such dispositions as the Company requires for tax purposes.

4.2. Compliance with Applicable Law. The Option is subject to the condition that if the listing, registration or qualification of the shares subject to the Option upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the purchase or issuance of shares hereunder, the Option may not be exercised, in whole or in part, and such shares may not be issued, unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.

4.3. Issuance or Delivery of Shares. Upon the exercise of the Option, in whole or in part, the Company shall issue or deliver, subject to the conditions of this Agreement, the number of Shares purchased against full payment therefor. Such issuance shall be evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such issuance, except as otherwise provided in Section 4.1.

4.4. Shareholders’ Agreement. Notwithstanding anything in this Agreement to the contrary, and in accordance with Section 3 of the Plan, as a condition to the receipt of Shares pursuant to this Agreement, the Option Holder shall execute and become a party to the Shareholders’ Agreement among the Company and its shareholders (the “Shareholders’ Agreement”), Section 10 of which shall set forth certain restrictions on the transferability of the Shares, and such other terms as the Directors shall from time to time establish.

4.5. Option Confers No Rights as Shareholder. Option Holder shall not be entitled to any privileges of ownership with respect to Shares subject to the Option unless and until such shares are purchased and issued upon the exercise of the Option, in whole or in part, and Option Holder becomes a shareholder of record with respect to such issued shares. Option Holder shall not be considered a shareholder of the Company with respect to any such shares not so purchased and issued.

4.6. Option Confers No Rights to Continued Employment. In no event shall the granting of the Option or its acceptance by Option Holder, or any provision of this Agreement or the Plan, give or be deemed to give Option Holder any right to continued employment by the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment of any person at any time.

4.7. Decisions of Directors. The Directors shall have the right to resolve all questions which may arise in connection with the Option or its exercise. Any interpretation, determination or other action made or taken by the Directors regarding the Plan or this Agreement shall be final, binding and conclusive.

4.8. Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of Option Holder, acquire any rights hereunder in accordance with this Agreement or the Plan.

4.9. Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, via electronic mail to equity@mariadb.com, and if to Option Holder, to the last known mailing address of Option Holder contained in the records of the Company or such other address that the Company considers appropriate. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by electronic mail with confirmation of receipt or (b) by mailing in the United States mails. Notices, requests or other communications sent by electronic mail shall be deemed to be received on the date of dispatch, and notices, requests or other communications sent by mailing shall be deemed to be received five (5) business days following the date of dispatch; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

4.10. Governing Law. This Agreement, the Option and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the Code, shall be governed by the laws of Finland and construed in accordance therewith without giving effect to principles of conflicts of laws.

4.11. Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan and shall be interpreted in accordance therewith. In the event that the provisions of this Agreement and the Plan conflict, the Plan shall control. The Option Holder hereby acknowledges receipt of a copy of the Plan.

4.12. Entire Agreement. This Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Option Holder with respect to the subject matter hereof, and may not be modified adversely to the Option Holder’s interest except by means of a writing signed by the Company and the Option Holder.

4.13. Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

4.14. Amendment and Waiver. Except as provided in the Plan, the provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Option Holder, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

4.15. Counterparts. The Award Notice may be executed in two counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.